Exhibit 21.1
SUBSIDIARIES OF THE COMPANY

Jurisdiction
Subsidiary Name	of Organization

Subsidiaries of Republic First Bancorp, Inc.

Republic First Bank	Pennsylvania

Republic Capital Trust II	Delaware

Republic Capital Trust III	Delaware

Republic Capital Trust IV	Delaware

Subsidiaries of Republic First Bank

FRB Realty Corporation	Pennsylvania

RFB Property Holdings, LP	Pennsylvania

RFB Properties NJ-1, LLC	Pennsylvania

RFB Properties NJ-2, LLC	Pennsylvania

RFB Properties PA-1, LLC	Pennsylvania

RFB Philadelphia Properties, LLC	Pennsylvania

RFB Property Holdings, LLC	Pennsylvania

1020 Old Valley Forge Road, LLC	Pennsylvania

Preserve Acquisition, LLC	New Jersey

Republic Services Corporation	New Jersey

Holiday Park Holdings, LLC	Delaware